Exhibit 99.2

ARIAD Pharmaceuticals, Inc.

Overview

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. Our mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. We are a fully integrated oncology company focused on commercializing our first approved cancer medicine, Iclusig™ (ponatinib), and developing additional molecularly targeted therapies to treat patients with blood cancers and solid tumors.

Iclusig and our product candidates, AP26113 and ridaforolimus, were discovered internally by our scientists based on our expertise in computational and structure-based drug design. Ridaforolimus is being developed by Merck & Co., Inc., or Merck, pursuant to a license agreement we entered into with Merck in 2010.

Iclusig (ponatinib)

U.S. approval

On December 14, 2012, we obtained accelerated approval from the U.S. Food and Drug Administration, or FDA, to sell our first new cancer medicine, Iclusig. We have commenced sales and marketing of Iclusig, and the medicine is now available to patients in the United States primarily through specialty pharmacies. Iclusig is a tyrosine kinase inhibitor, or TKI, that is approved in the United States for the treatment of adult patients with chronic, accelerated or blast phase chronic myeloid leukemia, or CML, who are resistant or intolerant to prior TKI therapy, and the treatment of adult patients with Philadelphia chromosome-positive acute lymphoblastic leukemia, or Ph+ ALL, who are resistant or intolerant to prior TKI therapy.

According to the National Cancer Institute, approximately 5,000 new cases of CML and 1,800 new cases of Ph+ ALL are diagnosed each year in the United States. CML and Ph+ ALL patients treated with TKIs can develop resistance or intolerance over time to these therapies. Iclusig was designed by ARIAD scientists to inhibit the BCR-ABL protein, including drug-resistant mutants that arise during treatment. Iclusig is the only approved TKI that is currently known to demonstrate activity against the T315I gatekeeper mutation of BCR-ABL, the most common mutation occurring in approximately ten percent of patients with drug resistance.

CML is a rare form of leukemia that is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase and blast phase. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

The FDA approval of Iclusig was based on results from the pivotal Phase 2 PACE (Ponatinib Ph+ ALL and CML Evaluation) trial in patients with CML or Ph+ ALL who were resistant or intolerant to prior TKI therapy, or who had the T315I mutation of BCR-ABL. Iclusig had robust anti-leukemic activity, with 54 percent of chronic-phase CML patients, including 70 percent of patients with the T315I mutation, achieving a major cytogenetic response, or MCyR, which was the primary endpoint of the PACE trial for chronic-phase patients. A MCyR means that 35 percent or less of the cells in a patient’s bone marrow test positive for the Philadelphia chromosome. In patients with advanced disease, 52 percent of accelerated-phase CML patients, 31 percent of blast-phase CML patients and 41 percent of Ph+ ALL patients achieved a major hematologic response, or MaHR, to Iclusig. MaHR was the primary endpoint in the trial for patients with advanced disease. A MaHR, as measured through the counting of white blood cells in blood and bone marrow, means that either a complete hematologic response has occurred or there is no evidence of leukemia. The most common non-hematologic adverse reactions reported (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

The full prescribing information for Iclusig includes a boxed warning specifying that arterial thrombosis and hepatotoxicity have occurred in some patients during clinical trials of Iclusig. Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke, have occurred in Iclusig-treated patients. Serious arterial thrombosis occurred in 8% of Iclusig-treated patients. In addition, hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients.

The recommended dose of Iclusig is a 45 mg tablet taken once daily, with or without food.

Status of other regulatory submissions

In August 2012, we filed for marketing authorization for Iclusig with the European Medicines Authority, or EMA, and we currently anticipate approval of our marketing authorization application, or MAA, in the third quarter of 2013. If applicable regulatory criteria are not met, the EMA could refuse to approve the MAA or delay the approval of Iclusig. In addition, we will need to obtain pricing and reimbursement approval in certain countries in Europe before it will be widely available for use. We currently anticipate receiving pricing and reimbursement approvals in Europe commencing in 2014.

We also plan to file for marketing authorization for Iclusig with regulatory authorities in other selected territories around the world, including Canada in mid-2013, Australia in the second half of 2013 and Japan in mid-2014. Each of these regulatory authorities has its own processes and timelines for the review and approval of marketing authorization applications.

Commercialization

We have commenced sales and marketing of Iclusig, and it is now commercially available to patients in the United States. We currently charge approximately $115,000, on a wholesale basis, for an annual supply of the recommended dose of Iclusig. We believe that we have a sufficient inventory of Iclusig available to satisfy our estimated requirements for commercial supply and continued clinical development during 2013.

We plan to commercialize Iclusig on our own in the United States and, subject to obtaining regulatory approval, in Europe and other selected territories worldwide. Our initial commercial strategy is to position Iclusig as the product of choice for CML and Ph+ ALL patients who are resistant or intolerant to TKI therapies. During the past year, we have been actively focused on preparing for the commercial launch of Iclusig in the United States, including establishing an experienced and trained sales force and other professional staff necessary for an effective launch, implementing systems and processes to support launch, developing tools and materials to be utilized during the commercialization of Iclusig and other activities, and arranging for Iclusig to be provided to patients primarily through a network of specialty pharmacies. In the United States, we have hired an experienced hematology/oncology team of approximately 60 professionals, including experienced account specialists, regional business directors, corporate account directors and medical science liaisons, that will target approximately 5,000 physicians who generate the majority of TKI prescriptions.

We have also initiated operations in Europe, with headquarters in Switzerland, in preparation for potential EMA approval of Iclusig. We have hired management and other key personnel in Switzerland who are building our business infrastructure and capabilities in Europe. We are hiring country-level personnel in key markets in Europe to build company and brand awareness upon approval, while managing the local country pricing and reimbursement process, and anticipate being ready for commercial launch of Iclusig in Europe by July 1, 2013.

Novartis and Bristol-Myers Squibb, the current leading marketers of TKI’s to treat CML and Ph+ ALL, have reported combined annual revenues in 2011 of nearly $5 billion for these drugs. The worldwide market for these therapies is growing annually. It is estimated that the markets in the United States and Europe account for about 70 percent of those revenues, with Japan accounting for an additional 10 percent. The number of newly diagnosed patients in these three geographies was estimated to be approximately 13,000 in 2011 and is expected to grow to approximately 14,000 in five years, based on data from third-party healthcare information providers. Through chronic treatment of their disease with available TKIs, we estimate that most of these patients will benefit from one or more therapies for over a decade. We believe that the majority of patients will likely switch therapies in the course of managing this chronic disease due to resistance or intolerance. We estimate that there are approximately 2,500 patients in the United States, 3,800 patients in Europe and 600 patients in Japan with CML and Ph+ ALL who will become resistant or intolerant to their existing TKI therapy in 2013, based on healthcare information providers and published data from clinical trials for existing CML therapies. As of January 2013, we estimate that global sales of Iclusig for treatment of patients with CML and Ph+ ALL patients may reach $1 billion by 2018, subject to the risks and cautionary statements set forth in the “Risk Factors” set forth in Exhibit 99.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2013.

Pipeline

Our product pipeline currently consists of three product candidates – Iclusig (for which we plan to seek approval in additional cancer indications and in countries outside of the United States), AP26113 and ridaforolimus, which is being developed by Merck under a license agreement we entered into with Merck in 2010.

Iclusig (for additional indications and regions)

In July 2012, we initiated a randomized Phase 3 clinical trial of ponatinib, referred to as the EPIC (Evaluation of Ponatinib versus Imatinib in Chronic Myeloid Leukemia) trial, in adult patients with newly diagnosed CML in the chronic phase. The trial is designed to provide definitive clinical data to support regulatory approval of ponatinib in newly diagnosed CML patients. This trial is a randomized, two-arm, multi-center trial that compares the efficacy of ponatinib with that of imatinib. Approximately 500 patients will be enrolled and randomized 1:1 to treatment with Iclusig or imatinib. The primary endpoint of the trial is major molecular response, or MMR, rate at 12 months of treatment. A MMR means that the RNA level of BCR-ABL in a patient’s blood is less than 0.1% on the International Scale. We currently anticipate completion of enrollment by the end of 2013, with an interim analysis of the data in mid-2014.

In August 2012, we initiated a multicenter Phase 1/2 clinical trial in Japan of Iclusig in Japanese patients with CML who have failed treatment with dasatinib or nilotinib or who have Ph+ALL and have failed prior treatment with TKIs. This trial is designed to establish the recommended dose for Iclusig and confirm its anti-leukemic activity in Japanese patients. We expect that this trial should provide the incremental data needed for initial regulatory approval of Iclusig in resistant or intolerant patients in Japan. The Phase 1 portion of the trial is designed to determine the recommended dose for Japanese patients and is expected to enroll at least 12 patients. The Phase 2 portion of the trial is expected to enroll 25 patients. The primary endpoint for chronic-phase CML patients is MCyR. The primary endpoint for accelerated and blast phase CML patients and for Ph+ALL patients is MaHR. We also expect that we will be able to enroll newly diagnosed Japanese patients in our EPIC trial, which would be used to support approval for this indication in Japan.

In January 2013, we announced an agreement with Newcastle University, U.K., on behalf of the U.K. National Cancer Research Institute, or NCRI, to collaborate on a multicenter, randomized Phase 3 trial, named SPIRIT 3, to assess the impact of switching patients with CML being treated with a first-line TKI, upon suboptimal response or treatment failure, to Iclusig. The SPIRIT 3 trial is designed as a randomized, two-arm, multicenter trial that compares MMR at three years in newly diagnosed patients treated with imatinib to those treated with nilotinib, when patients are “rescued” with Iclusig upon suboptimal response at three or 12 months or treatment failure. The SPIRIT 3 trial is designed to enroll adult patients with chronic-phase CML diagnosed within three months and previously untreated for CML with any TKI therapy. Approximately 1,000 patients will be randomized 1:1 to standard doses of imatinib (400 mg orally once daily) or nilotinib (300 mg orally twice daily). Patients will be switched to Iclusig (45 mg orally once daily) based on defined criteria of suboptimal response, treatment failure, or intolerance to first-line therapy. The primary endpoint of the trial is the proportion of patients who have achieved MMR at three years on their initially allocated first line of therapy, regardless of switch to Iclusig. The NCRI expects to begin enrollment in the trial in the second quarter of 2013.

In addition, we believe that Iclusig has potential applications beyond CML in other blood cancers and solid tumors, such as gastrointestinal stromal tumors, or GIST, acute myeloid leukemia and certain forms of non-small cell lung cancer, or NSCLC. We plan to initiate additional clinical trials of Iclusig as we continue development of this product candidate.

AP26113

AP26113 is an investigational inhibitor of anaplastic lymphoma kinase, or ALK, epidermal growth factor receptor, or EGFR, and repressor of silencing-1, or ROS1, – clinically validated targets in NSCLC. We initiated patient enrollment in a Phase 1/2 clinical trial of AP26113 in the third quarter of 2011. The protocol is designed to enroll approximately 50 to 60 patients in the Phase 1 portion of the trial and approximately 80 patients in the Phase 2 portion of the trial.

In September 2012, we announced initial clinical results from the Phase 1/2 trial of AP26113. The primary objectives of the Phase 1 portion of the trial are to determine the maximum tolerated dose and the recommended dose for further study of AP26113 and to characterize its safety and preliminary anti-tumor activity. At the time of the presentation, 34 patients had been enrolled in the study, and 19 remained on study. Safety data showed AP26113 to be generally well tolerated. The most common adverse events were nausea and fatigue. Of the 11 ALK-positive patients evaluable for response, eight patients demonstrated a partial response, or PR, using RECIST criteria. Of the six patients with EGFR-mutant NSCLC, all of whom had failed other treatments, one patient achieved a partial response and two patients had stable disease. We expect to commence the Phase 2 portion of the trial in the first half of 2013 and, subject to further discussions with the regulatory agencies, commence a pivotal trial of AP26113 in ALK-positive NSCLC patients in mid-2013 in parallel with the four cohorts of the Phase 2 portion of the trial. We estimate that there are approximately 14,200 ALK-positive, 5,300 ROS1-positive, and 35,400 EGFR-positive patients with advanced and metastatic NSCLC in the United States, Europe and Japan, who would be eligible for treatment with AP26113 in 2013, if it were approved, based on healthcare information providers.

Ridaforolimus

Ridaforolimus is an investigational inhibitor of the mammalian target of rapamycin, or mTOR, that we discovered and developed internally and later licensed in 2010 to Merck. Under the license agreement, Merck is responsible for all activities and funds all of the costs related to the development, manufacturing and commercialization of ridaforolimus in oncology. In the third quarter of 2011, Merck filed in the United States and Europe for regulatory approval of ridaforolimus as a maintenance therapy for patients with metastatic soft-tissue and bone sarcomas who had a favorable response to chemotherapy. In June 2012, the FDA issued a complete response letter regarding the New Drug Application, or NDA, filed by Merck, stating that the FDA cannot approve the application in its present form and that additional clinical trial(s) would need to be conducted to further assess safety and efficacy of ridaforolimus in this indication. In November 2012, Merck announced that it had formally notified the EMA of Merck’s decision to withdraw the MAA for ridaforolimus, because the data available to date and provided in the MAA were not sufficient to permit licensure of ridaforolimus in the European Union for the maintenance treatment of patients with soft tissue sarcoma or primary malignant bone tumor. In its announcement, Merck stated that it is studying ridaforolimus in combination with other drugs in other tumor types and that it is committed to the ongoing clinical trials of ridaforolimus. Under the license agreement, Merck has agreed to pay us milestone payments based on successful development of ridaforolimus and achievement of specified sales thresholds, as well as tiered, double-digit royalties on global net sales of ridaforolimus.

Drug discovery

In addition to our lead development programs, we have a drug-discovery program based on the computational and structure-based design platform that we have established and refined in the past decade. Our goal is to continue to discover novel, small-molecule, molecularly targeted therapies for cancer.

4